Exhibit 99.4

AMENDMENT NUMBER 2
TO THE
URS CORPORATION 401(k) RETIREMENT PLAN

(As Amended and Restated as of January 1, 2014)

WHEREAS, AECOM Global II (the “Company”) maintains the URS Corporation 401(k) Retirement Plan (the “Plan”); and

WHEREAS, amendment of the Plan now is considered desirable;

NOW, THEREFORE, IT IS RESOLVED, that, in accordance with the powers reserved to the Company under Subsection 16.2 of the Plan, and pursuant to the authority delegated to the undersigned, the Plan is hereby amended in the following particulars, effective January 1, 2016 except as otherwise indicated:

1.             By substituting the name “AECOM 401(k) Retirement Plan” for the name “AECOM Global II, L.L.C.  401(k) Retirement Plan” where the latter name appears on the title page and all other references to the name of the Plan are revised accordingly.

2.             By inserting the following new paragraphs in the introduction to the Plan, after the ninth full paragraph thereof:

“Effective July 1, 2011, a portion of the Washington Government Environmental Services Savings Plan was merged with and into this Plan.

Effective October 10, 2013, the WSMS-MK, LLC East Tennessee Technology Park Retirement Savings Plan was merged with and into this Plan.

Effective December 31, 2013, a portion of the Flint Energy Services, Inc. 401(k) Plan was merged with and into this Plan.

Effective September 30, 2014, the Yucca Mountain 401(k) Savings Plan was merged with and into this Plan.”

3.             By substituting the following for the tenth full paragraph of the Introduction to the Plan:

“Effective October 17, 2014, AECOM Technology Corporation (which later changed its name to ‘AECOM’) acquired URS Corporation and its subsidiaries and affiliates.  Effective as of January 1, 2016, AECOM changed the name of this Plan to the AECOM 401(k) Retirement Plan.”

4.             By substituting the phrase “the AECOM 401(k) Retirement Plan” for the phrase “the AECOM Global II, LLC 401(k) Retirement Plan” where the latter phrase appears in the first sentence of Article I of the Plan.

5.             By substituting the following for the text of Section 2.6 of the Plan:

“ ‘Board’ shall mean the Board of Directors of AECOM or any other committee or individual acting pursuant to delegated power and authority from the Board of Directors of AECOM.”

6.             By substituting the following for the text of Section 2.9 of the Plan:

“ ‘Committee’ shall mean either the AECOM Global Benefits Administration Committee (‘GBAC’) or the AECOM Global Retirement Plans Investment Committee (‘GRPIC’), as required by the context.”

7.             By substituting the following for the text of Section 2.10 of the Plan:

”‘Committees’ shall mean both the GBAC and the GRPIC that were authorized by AECOM.”

8.             By substituting the following for the text of Section 2.14 of the Plan immediately preceding paragraph (A) thereof, and for paragraphs 2.14(A) and (B) of the Plan:

“ ‘Compensation.’  Except as otherwise provided in an Appendix to the Plan for a specified group of employees, effective January 1, 2016, ‘Compensation’ shall generally

(A)  include the following pay types:

•                                          Base salary and wages, including overtime, sick time, vacation/PTO, holidays, commissions and jury duty;

•                                          Bonuses;

•                                          Cash awards;

•                                          Shift differential;

•                                          SCA payments in cash rather than in fringe benefits;

•                                          Participant before-tax contributions to the Plan;

•                                          The Participant’s before-tax contributions under the Participating Employer’s flexible benefits program (such as before-tax contributions to the cost of health insurance premiums or contributions to health care or dependent care flexible spending accounts); and

•                                          Short-term disability when paid by a Participating Employer.

(B) Exclude the following pay types:

•                                          Allowances (moving, education, expenses, tax, etc.);

•                                          Non-cash fringe benefits;

•                                          Severance payments;

•                                          Stock payments, including amounts realized in connection with stock options or restricted stock;

•                                          Deferred compensation, including distributions from non-qualified retirement plans;

•                                          Hazard/danger pay;

•                                          Tax gross ups;

•                                          Group term life insurance;

•                                          Long-term disability benefits paid by a third party;

•                                          Prizes;

•                                          Non-cash awards;

•                                          Short-term disability when paid by an entity other than the Company or Participating Employer; and

•                                          Recognition awards.”

9.             By adding the following sentence to the end of Section 2.15 of the Plan:

“‘Computation Period’ shall mean, effective January 1, 2016, for purposes of vesting, the Plan Year.”

10.          By substituting the name “AECOM” for “URS Corporation (Delaware)” where the latter name appears in Sections 2.16 and 2.36 of the Plan.

11.          By substituting the name “AECOM” for “URS Corporation” where the latter name appears in Sections 2.11, 2.20(G), and Article 27 of the Plan.

12.          By substituting the name “AECOM Caribe Retirement Plan” for the name “URS Caribe, L.L.P. Section 1165(e) Retirement Plan” where the latter name appears in subparagraph 2.20(G)(3) of the Plan, by deleting subparagraph 2.20(G)(2) of the Plan, and by renumbering subparagraph 2.20(G)(3) as subparagraph 2.20(G)(2).

13.          By adding the following new Subsection 2.20(H) to the Plan, immediately after Subsection 2.20(G) thereof:

“(H)        He is an Employee located in Puerto Rico.”

14.          By inserting a comma and the phrase “including part-time and temporary Employees” after the phrase “or a Company Affiliate” where the latter phrase appears in the first sentence of Section 2.21 of the Plan.

15.          By substituting the following for the third paragraph in Section 2.26 of the Plan, immediately following the second paragraph thereof:

“Notwithstanding the foregoing, effective January 1, 2016, with respect to an Employee who is absent from work for any period (i) by reason of the pregnancy of the Employee; (ii) by reason of the birth of a child of the Employee; (iii) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement, or who is absent for a period that is designated by the Employer as a leave under the Family and Medical Leave Act of 1993, then solely for purposes of determining whether a One-Year Break in Service has occurred, the twelve (12) consecutive month periods beginning on the first day of such absence and the first anniversary thereof shall not constitute a One-Year Break in Service.  The Plan Administrator may require the Employee to furnish such information as the Plan Administrator considers necessary to establish that the Employee’s absence was for one of the reasons specified above.”

16.          By substituting the following for the text of Section 2.27 of the Plan:

“ ‘Human Resources Committee’ shall mean the Global Benefits Administration Committee of AECOM, and its successors and delegates, as described in Article 14 of the Plan.”

17.          By substituting the following for the text of Section 2.32 of the Plan:

“ ‘One-Year Break in Service’ shall mean each twelve (12) consecutive month period commencing on an Employee’s Termination of Employment and on each anniversary of such date during which the Employee or Participant does not perform an Hour of Service.”

18.          By substituting the following for the text of Section 2.34 of the Plan:

“’Participating Employer’ shall mean the Company and a Company Affiliate which has extended the Plan to its Eligible Employees with the approval of the Corporation.”

19.          By substituting the following for the text of Section 2.36 of the Plan:

“ ‘Plan’ shall mean the AECOM 401(k) Retirement Plan, as set forth herein and all subsequent amendments thereto.”

20.          By substituting the following for the text of Section 2.41 of the Plan:

“ ‘Retirement Plans Committee’ shall mean the Global Retirement Plans Investment Committee of AECOM, and its successors and delegates, as described in Article 14 of the Plan.”

21.          By adding the following new sentence to the end of Section 2.45 of the Plan:

“Effective January 1, 2016, if an Employee is absent from work because he or she quits, is discharged or retires, and he or she reenters Service before the first anniversary of the date of such absence, the period of such absence shall be included as Service.”

22.          By adding the following new Section 2.46A to the Plan, immediately after 2.46 thereof:

“2.46A                   ‘Stock’ shall mean shares of common stock of AECOM; provided, however, that such term shall include only such shares as constitute both ‘Employer Securities’ as defined in Section 409(l) of the Code and ‘Qualifying Employer Securities’ as defined in Section 407(d)(5) of ERISA.  Effective January 2016, Stock shall be offered as an investment option to Participants in the Plan.”

23.          By substituting the following for the text of Section 2.48 of the Plan:

“ ‘Trust’ shall mean the trust agreement entered into between the Retirement Plans Committee and the Trustee.”

24.          By inserting the following new sentence in Section 2.51 of the Plan, immediately after the first sentence thereof:

“Notwithstanding the foregoing, effective January 1, 2016, ‘Year of Service’ shall mean an Employee’s continuous employment by one or more of the Employers or other Controlled Group Members for the twelve (12) month period beginning on the Employee’s date of hire or on any anniversary of that date; provided, however, that a period of concurrent Service with two (2) or more of the Employers will be considered as employment with only one of them during that period.”

25.        By substituting the phrase “This Plan and Trust” for the phrase “This Trust” where the latter phrase appears in the first sentence of Article 3 of the Plan, and by substituting the phrase “the Trust” for the phrase “this Trust” where the latter phrase appears in the second sentence of Article 3 of the Plan.

26.          By substituting the following sentence for the second paragraph in Article 4 of the Plan:

“Each Eligible Employee of the Company shall be eligible to enter the Plan on the first day of the pay period that is as soon as administratively feasible following such Eligible Employee’s initial date of employment with the Company.”

27.          By deleting the phrase “has attained the age of 18 and” where the phrase appears in the first sentence of Section 4.1 of the Plan.

28.          By substituting the phrase “forty-five (45) days” for the phrase “30 days” where the latter phrase appears in the second sentence of Section 4.1 of the Plan.

29.          By deleting the phrase “who has attained the age of 18” where the phrase appears in the second sentence of Section 4.2 of the Plan.

30.          By substituting the following sentence for the fourth paragraph in Section 4.2 of the Plan:

“A former Employee who was not an Eligible Employee shall be eligible to participate in the Plan on the first day of the Payroll Period that is as soon as administratively feasible following such Employee’s first subsequent Hour of Service as an Eligible Employee.”

31.          By substituting the following for the text of Section 5.1A(3) of the Plan:

“An Employee may elect to have an automatic annual increase in the rate of his or her Salary Reduction Contributions (but not his or her After-Tax Contributions or Roth Contributions) by 1%, 2% or 3% of Compensation, which increase shall be effective as of the first Payroll period for which it is administratively practicable, as determined by the Plan Administrator, or as otherwise elected by the Participant in accordance with procedures determined by the Plan Administrator.  The increase may be discontinued at any time by a Participant, or the frequency of the increase may be elected by the Participant in accordance with procedures determined by the Plan Administrator, by giving such notice to the Plan Administrator as determined by the Plan Administrator in its sole discretion.”

32.          By substituting the phrase “[RESERVED]” for the text of Subparagraph 5.1(B)(1) of the Plan.

33.          By deleting Subparagraph 5.1(B)(3) of the Plan.

34.          By substituting the following sentence for the text of Section 5.3 of the Plan:

“During the Plan Year, the Company may contribute on behalf of each Participant who enters into (i) a salary reduction agreement, (ii) an After-Tax Contributions agreement, or (iii) a Roth Contributions agreement, a Company Matching Contribution which shall be announced by the Board.  The Company Matching Contribution shall be invested 50% in Company Stock and 50% in the investments otherwise elected by the Participant with respect to his or her account.  Participants may elect to transfer all or any portion of the Company Matching Contributions deposited into their Accounts to any other investment option in accordance with the rules described in Section 8.8.”

35.          By substituting the phrase “Section 401(a), Section 403(a), Section 403(b) or Section 457(b)” for the phrase “Section 401(a), or Sections 403(a) or 403(b)” where the latter phrase appears in the first sentence of Section 5.5 of the Plan.

36.          By substituting the phrase “Eligible Employee, including an Eligible Employee on an approved leave of absence” for the phrase “Eligible Employee” where the latter phrase appears in Section 5.5 of the Plan.

37.          By substituting the following for the text of Subsection 5.5(B) of the Plan:

“Represent the balance to his or her credit of an Individual Retirement Account or similar account or annuity and (in either the case of compliance with Subsection (A) above or this Subsection (B);”

38.          By deleting Subsections 5.5(C)(1), (C)(2) and (C)(3), and the full paragraph preceding Subsection 5.5(C)(1) of the Plan.

39.          Effective as of January 1, 2014, by substituting the following sentence for the last sentence of the first paragraph of Article 6 of the Plan:

“A Participant may make only six (6) withdrawals under this Article 6 during any Plan Year.”

40.          By substituting the following for the last sentence of the first paragraph of Article 6 of the Plan:

“Effective January 1, 2016, a Participant may make only four (4) in-service non-hardship withdrawals per type of withdrawal under this Article 6 during any calendar year.  Hardship withdrawals may be made at any time.”

41.          By substituting the phrase “Spouse or designated Beneficiary” for the word “Spouse” where the word appears in Subsections 6.5 (A), (C) and (E) of the Plan.

42.          By substituting the phrase “satisfies Code Sections 401(a)(4) and 410(b)” for the phrase “satisfies this Section 7.1, Code Sections 401(a)(4), 410(b) and 401(k)” where the latter phrase appears in the second-to-last paragraph of Section 7.1 of the Plan.

43.          By adding the following new Sections 7.5 and 7.6 to the Plan, immediately after Section 7.4 thereof:

“7.5.                      Corrective Contributions/Reallocations

If, with respect to any Plan Year, an administrative error results in a Participant’s Account not being properly credited with his or the Company’s contributions, including earnings on any such amounts, corrective contributions made by the Participating Employer or Account reallocations may be made in accordance with this Section 7.5.  Solely for the purpose of placing any affected Participant’s Account in the position that the Account would have been in had no error been made:

(A)                               a Participating Employer may make additional contributions to such Participant’s Accounts; or

(b)                                 the Plan Administrator may reallocate existing contributions among the accounts of affected Participants.

In addition, with respect to any Plan Year, if an administrative error results in an amount being credited to an Account for a Participant or any other individual who is not otherwise entitled to such amount, corrective action may be taken by the Plan Administrator, including, but not limited to, a direction to forfeit amounts erroneously credited (with such Forfeitures to be used to reduce future Company Matching Contributions or other contributions to the Plan), reallocate such erroneously credited amounts to other Participants’ Accounts, or take such other corrective action as necessary under the circumstances.  Any Plan administration error may be corrected using any appropriate correction method permitted under the Employee Plans Compliance Resolution System (or any successor procedure), as determined by the Committee in its complete and sole discretion.

7.6                               Recovery of Overpayments

In the event a Participant or Beneficiary receives a benefit payment under the Plan which is in excess of the benefit payment which should have been made, the Plan Administrator shall have the right to recover the amount of such excess from such Participant or Beneficiary on behalf of the Plan, or from the person that received such benefit payments.  The Plan Administrator may, however, at its option, deduct the amount of such excess from any subsequent benefits payable to, or for, the Participant or Beneficiary.”

44.          By deleting the second paragraph of Section 8.8 of the Plan.

45.          By adding the following sentence to Subsection 8.11(B) of the Plan, immediately after the first word thereof;

“Compensation for purposes of this Section 8.11 shall be determined in accordance with Treas. Reg. Section 1.415(c)-2(d)(2), as detailed further below.”

46.          By adding the following new Sections 8.14 and 8.15 to the Plan, immediately after Section 8.13 thereof:

“8.14                  Voting of Stock; Tender Offers

(A)                               Voting.  Participants are entitled to give the Trustee voting instructions as to the shares of Stock (vested and unvested) credited to their Accounts.  The Trustee, or the Company upon written notice to the Trustee, shall notify Participants of each meeting of the shareholders of AECOM and of their entitlement to give the Trustee voting instructions as to the shares of Stock credited to their Accounts, and shall furnish to them copies of the proxy statements and other communications distributed to shareholders in connection with any such meeting.  If a Participant furnishes timely instructions to the Trustee, the Trustee (in person or by proxy) shall vote the shares (including fractional shares) of Stock credited to the Participant’s Accounts in accordance with the direction of the Participant.  The Trustee shall vote shares for which it has not received timely direction, in the same proportion as directed shares are voted.

(B)                               Tendering.  In the event of a tender offer for, exchange of, or invitation for tenders of, Stock held by the Plan, the Trustee shall tender or exchange the shares for which it receives (within the time specified in the notification) instructions by the Participants to tender or exchange.  Any Stock credited to the Accounts of Participants as to which instructions not to tender or exchange are received and as to which no instructions are received shall not be tendered or exchanged.

(C)                               In all other cases, the Trustee shall follow the procedures described in Subsection (A) above.

8.15        Confidentiality of Participant Instructions

The instructions received by the Trustee from Participants or Beneficiaries with respect to purchase, sale, voting or tender of shares of Stock, credited to such Participants’ or Beneficiaries’ Accounts shall be held in confidence and shall not be divulged or released to any person, including the Committee, officers or Employees of the Company, Corporation or Participating Employer or Company Affiliate.”

47.          By substituting the following for Subsection 9.1 of the Plan:

“9.1                         Vesting of Participants

The Account of each Participant who was a Participant in this Plan and employed by a Participating Employer on December 31, 2015, shall be fully and immediately vested in such person, and shall not be subject to forfeiture, except as provided in Section 9.3.  Each Eligible Employee who was eligible to participate in the Plan on December 31, 2015 but who did not to participate in the Plan prior to January 1, 2016, shall be fully and immediately vested in any Company Matching Contribution Account established for his or her benefit on or after January 1, 2016.  Each Employee who first performed an Hour of Service with an Employer on or after January 1, 2016, and who has a Termination of Employment will have the balance in his or her Company Matching Contribution Account reduced to an amount computed according to the following schedule:

Number of Years of Vesting Service	Nonforfeitable Percentage
0	0
1	33
2	67
3	100”

The resulting balance in his or her Company Matching Contribution Account will be distributable to him or her, or, in the event of his or her death, to his or her Beneficiary, in accordance with Article 10.”

48.          By substituting the word “Forfeitures” for the phrase “Restoration of Forfeited Amounts” where the latter phrase appears in Section 9.3 of the Plan, and by adding the following as the first 3 sentences of Section 9.3 of the Plan, immediately preceding Subsection (A) thereof:

“ ‘Forfeiture’ means the amount by which a Participant’s Matching Contribution Account (or other Employer Contribution Account under any applicable Appendix to the Plan) is reduced.  Forfeitures shall be treated as a separate Account (which is not subject to adjustment, except as provided under paragraph 9.3(1) below) until the next following Valuation Date on which Forfeitures will be allocated.  On that date, all Forfeitures arising during the period preceding the Valuation Date which have not been previously allocated shall be allocated among and credited to the Accounts of Participants reemployed as described herein, shall be used to reduce Company Matching Contributions for the current Plan Year or succeeding Plan Years, shall be used to restore reemployed Participants’ Accounts as provided in Section 9.5, or shall be used to pay administrative expenses of the Plan, as determined by the Investment Committee.  Forfeitures shall be allocated pro rata from a Participant’s Accounts.  Any amount forfeited by:”

49.          By adding the following new paragraph to the Plan, immediately following Subsection 9.3(2) thereof:

“Any amount forfeited by any other Participant shall be restored to the credit of such individual as described in Sections 9.4 and 9.5.”

50.          By deleting the second-to-last paragraph of Section 9.3 of the Plan.

51.          By adding the following new Sections 9.4 and 9.5 to the Plan, immediately after Section 9.3 thereof:

“9.4                         Reemployed Participants

Except as provided below, if a Participant is reemployed by an Employer following a Termination of Employment, such Participant shall resume participation in the Plan for all purposes on his or her reemployment date. If a former Employee or Eligible Employee is reemployed by an Employer, Service he or she had accrued prior to his or her Termination of Employment will be reinstated for purposes of determining his or her eligibility to participate in the Plan.

9.5                               Calculation of Service for Vesting Upon Reemployment

(A)          Reemployment with Vested Interest in Plan Accounts. If, at the time the Participant terminated employment, he or she had either (i) a vested interest in his or her Company Matching Contribution Account, or (ii) amounts credited to his or her Salary Deferral Contributions Account, the following rules shall apply:

(1) If the Participant is reemployed by an Employer or Company Affiliate before he or she incurs five (5) consecutive One-Year Breaks In Service, his or her pre-break Service shall count as Service for purposes of vesting in any amounts credited to his or her Company Matching Contribution Account on or after such reemployment. In addition, if the Participant has not received a total distribution of his or her pre-break Company Matching Contribution Account, he or she shall continue to vest in such Accounts upon reemployment. If the Participant received a total distribution of his or her partially vested Company Matching Contribution Account within five (5) years of his or her reemployment date, he or she may repay to the Trustee the total amount previously distributed to him or her (including all Accounts) as a result of his or her earlier termination of employment within five (5) years of his or her reemployment date. If a Participant makes such a repayment to the Trustee, both the amount of the repayment and the Forfeiture that resulted from the previous termination of employment shall be credited to his or her Accounts as of the Valuation Date coincident with or next following the date of repayment and he or she shall continue to vest in such amounts.

(2) If the Participant is reemployed by an Employer or Company Affiliate on or after he or she incurs five (5) consecutive One-Year Breaks in Service, his or her pre-break Service shall count as Service for purposes of vesting in amounts credited to his or her Company Matching Contribution Account on or after such reemployment. However, pre-break Forfeitures will not be restored to such Participant’s Accounts and such Participant’s post-break Service shall be disregarded for purposes of vesting in his or her pre-break Company Matching Contribution Account.

(B)                               Reemployment with No Vested Interest in Plan Accounts. If, at the time the Participant terminated employment, he or she did not have either (i) a vested interest in his or her Company Matching Contribution Account, or (ii) amounts credited to his or her Salary Reduction Contributions Account, the following rules shall apply:

(1)                                 If the Participant is reemployed by a Company Affiliate before he or she incurs five (5) consecutive One-Year Breaks In Service, the amount of the Forfeiture that resulted from his or her previous Termination of Employment shall be credited to his or her Accounts as of the Valuation Date coincident with or next following the date of his or her reemployment or as soon as administratively feasible thereafter and he or she shall continue to vest in such amounts.

(2)                                 If the Participant is reemployed by a Company Affiliate on or after he or she incurs five (5) consecutive One-Year Breaks in Service, pre-break Forfeitures shall not be restored to his or her Accounts. In addition, if the Participant’s number of consecutive One-Year Breaks In Service exceeds the greater of five (5) or the aggregate number of such Participant’s pre-break Service, such pre-break Service shall be disregarded for purposes of vesting in amounts credited to his or her Company Matching Accounts after such reemployment.

(C)                               Forfeitures. Forfeitures that are credited to a Participant’s Accounts under this Section shall be (i) allocated from amounts forfeited under Section 9.1 or the applicable Appendix, (ii) provided by the Company by way of a separate Plan contribution, or (iii) in the absence of such amounts, shall reduce income and gains of the Fund to be credited under Article 8, in the discretion of the Plan Administrator.

52.          Effective as of July 1, 2013, by adding the following to the end of the first paragraph of Article 10 of the Plan:

“Notwithstanding the foregoing, a Participant who has had a Termination of Employment may elect to receive all or any portion of his or her Account balance from any source, as determined by the Participant and in accordance with procedures determined by the Plan Administrator.”

53.          By substituting the following for the last sentence of the first paragraph of Article 10 of the Plan:

“Notwithstanding the foregoing, effective January 1, 2016, a Participant who has had a Termination of Employment may elect to receive all or any portion of his or her Account balance. Such distribution shall be made pro rata from all of the Participant’s Accounts, sources and investment funds. A Participant may elect only one distribution under this Article 10 during any calendar quarter.”

54.          By removing the word “immediate” from the last sentence of Section 10.1 of the Plan.

55.          By replacing the phrase “a Participant may elect” with the phrase “a Participant, surviving Spouse, Alternate Payee or Beneficiary may elect” where the former phrase appears in Section 10.2 of the Plan, and by adding the following two sentences to the end of Section 10.2 of the Plan:

“Participants invested in Stock may elect to receive the portion of their Accounts invested in Stock distributed to them in the form of whole shares of Stock. Fractional shares shall be distributed in cash.”

56.          By substituting the following for Section 10.5 of the Plan:

“10.5      Small Distributions. Notwithstanding any other provision of this Plan to the contrary, upon Termination of Employment the Trustee will automatically make distribution of the vested portion of a Participant’s Accounts in a cash lump sum payment if the value of such Accounts does not exceed $1,000. If a Participant’s Account eligible for distribution pursuant to this Article 10 is greater than $1,000 but less than or equal to $5,000 and the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly within 60 days after notification by the Plan Administrator, then the Plan Administrator will make the distribution in a direct rollover to an individual retirement account designated by the Plan Administrator; provided that any such individual retirement account shall be an individual retirement account described in Section 408 of the Code. If a Participant’s Account balance under the Plan is automatically rolled over pursuant to the preceding sentence, the individual retirement account may be charged a standard annual fee, which will be charged directly to the Participant. For purposes of this Section of the Plan, the value of a Participant’s non-forfeitable Account balance shall include that portion of the Account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16).”

57.          By substituting the phrase “[RESERVED]” for the text of Section 10.6 of the Plan.

58.          By substituting the following for the text of Subsection 10.7(B) of the Plan:

“If the Beneficiary of a deceased Participant to whom a distribution has become payable has not, within five years after it becomes payable, accepted such distribution, corresponded in writing concerning such distribution, or otherwise indicated an interest to receive the distribution as evidenced by a memorandum or other record on file with the Human Resources Committee, then the amount so distributable shall be forfeited and shall be treated as a Forfeiture subject to Article 9. In the event a Beneficiary subsequently indicates an interest in such distribution, such Beneficiary’s reapplied benefit shall be restored.”

59.          By inserting the phrase “or monthly, quarterly, semi-annual or annual installment payments” immediately following the phrase “cash lump sum” where the latter phrase appears in the last sentence of Section 10.8 of the Plan.

60.          By substituting the following for the text of Section 10.10 of the Plan:

“Notwithstanding the terms of Article 6, no withdrawals of money purchase pension plan Account balances attributable to prior merged plans shall be made prior to Termination of Employment with the Company. All withdrawals of such money purchase pension plan Account balances upon Termination of Employment with the Company shall be made in accordance with Appendix F.”

61.          By deleting Sections 10.11 through 10.14 of the Plan.

62.          By adding the following sentence at the end of the first paragraph of Article 11 of the Plan:

“Effective January 1, 2016, Participants may have only one outstanding loan at any time; provided, however, that any loans outstanding as of January 1, 2016 shall be maintained in the Plan until paid in full, defaulted or otherwise offset in accordance with this Article 11.”

63.          By adding the following sentence to the end of the sixth paragraph of Article 11 of the Plan:

“Participants may not apply for a new loan until 14 calendar days have elapsed since the date of the final payoff or default of any previous Plan loan.”

64.          By substituting the phrase “20 years” for the phrase “15 years” where the latter phrase appears in the last sentence of the third paragraph of Article 11 of the Plan.

65.          By substituting the following sentence for the first two paragraphs of Article 14 of the Plan:

“The Committees shall be appointed by the Corporation or its duly authorized delegate, and they shall have the power, authority, discretion and responsibility as specified, respectively, in Article 15, in this Plan, in appropriate delegations of authority, and in the Committee Charters.”

66.          By deleting Section 15.3 of the Plan, and by substituting the following for Section 15.1 of the Plan:

“15.1      Administrative Responsibilities. The Committees shall be appointed by the Corporation or its duly authorized delegate, and they shall have the power, authority, discretion and responsibility as specified, respectively, in Article 15, in this Plan, in appropriate delegations of authority, and in the Committee Charters.”

67.          By adding the following phrase to the end of Subsection 16.2(B) of the Plan:

“to the extent required by ERISA, the Code, and regulations thereunder.”

68.          By substituting the phrase “AECOM Americas Benefits Administration Committee, 515 S. Flower Street, Suite 1050, Los Angeles, California, 90071” for the phrase “URS Corporation Human Resources Committee, 600 Montgomery Street, 26th Floor, San Francisco, CA, 94111-2728” where the latter phrase appears in Article 21 of the Plan.

69.          By adding the following to the end of Article 21 of the Plan:

“The Committee shall have the discretionary authority to construe this Plan, including the power to construe disputed, doubtful or uncertain terms, and such powers as may be necessary to carry out the provisions of the Plan, including to determine all benefits and eligibility for benefits, and to resolve all questions pertaining to the administration, interpretation and application of the Plan provisions. Actions taken in good faith by the Committees shall be conclusive and binding on all interested parties, and shall be given the maximum possible deference allowed by law. Benefits under this plan will be paid only if the applicable Committee decides in its discretion that the applicant is entitled to them.

No action at law or in equity shall be brought to recover benefits under the Plan until the appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. Any further legal action taken by a Participant against the Plan or its fiduciaries must be filed in a court of law no later than 90 days after the Committee’s final decision on review or such lesser period as required under the applicable statute of limitations under state law. All decisions and communications relating to claims, denials of claims or claims appeals under this Article 21 shall be held strictly confidential by claimants, their agents, the Corporation, the Committee, and the Employers during and at all times after the Participant’s claim has been submitted in accordance with this Article 21.”

70.          By substituting the word “California” for the word “Ohio” where the latter word appears in Article 24 of the Plan.

71.          By substituting the following for the first two sentences of paragraph 1 of Article 26 of the Plan:

“A Company Affiliate that is not a Participating Employer may, with the consent of the Corporation, adopt the Plan and become a Participating Employer hereunder by extending the Plan to its Eligible Employees.”

72.          By substituting the address “AECOM Global Benefits Administration Committee, 515 S. Flower Street, Suite 1050, Los Angeles, California, 90071” for the phrase “URS Corporation Human Resources Committee, c/o URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA, 94111-2728” where the latter address appears in Article 27 of the Plan, and by deleting the remaining provisions of Article 27 that follow immediately after said address.

73.          By adding the attached new Appendix S to the Plan, immediately after Appendix R thereto.

*              *              *

IN WITNESS WHEREOF, the AECOM Americas Benefits Administration Committee has caused these presents to be executed by its Chair thereunto duly authorized this 31 day of December, 2015.

AECOM AMERICAS BENEFITS ADMINISTRATION COMMITTEE

/s/ Bernard C. Knobbe
Bernard C. Knobbe, Chair

APPENDIX S
MERGER OF THE
YUCCA MOUNTAIN 401(k) SAVINGS PLAN
WITH AND INTO THE PLAN

(Effective September 30, 2014)

1.             Effective Date. Effective as of September 30, 2014, (the “Merger Effective Date”), the Yucca Mountain 401(k) Savings Plan (the “Yucca Plan”), a frozen defined contribution plan, shall be merged with and into the Plan. As of the Merger Effective Date, there are no participants in the Yucca Plan who are actively employed by USA Repository Services (the former plan sponsor of the Yucca Plan).

2.             General Provisions. As of the Merger Effective Date, the Plan assumed all obligations of the Yucca Plan and became responsible for payment of all account balances under the Yucca Plan for participants, former participants, beneficiaries and alternate payees pursuant to a qualified domestic relations order (as defined in Code Section 414(p)) in the Yucca Plan immediately prior to the Merger Effective Date. As of the Merger Effective Date, such participants, former participants, beneficiaries and alternate payees automatically became Participants in the Plan with respect to such account balances under the Yucca Plan, all of which are 100% vested.

3.             Plan Assets. As of the Merger Effective Date, the assets of the Yucca Plan shall become assets of the Plan. The assets of the Yucca Plan shall be transferred to the Trustee of the Trust established pursuant to the Plan as soon as administratively practicable on or after the Merger Effective Date.

4.             Participation. Each participant in the Yucca Plan on September 30, 2014 shall become a Participant in the Plan (but not an Eligible Employee) on the Merger Effective Date.

5.             Investment of Account Balance. On the Merger Effective Date the account balances transferred from the Yucca Plan to the Plan will be mapped into investment options in the Plan that are reasonably similar to the options in the Yucca Plan in which the Participant’s account was invested immediately prior to the Merger Effective Date. The transferred account balances will be invested in accordance with each Participant’s new investment directive given in accordance with Section 8.3 as soon as administratively practicable following the Merger Effective Date. In the absence of such investment directive, the transferred account balances will continue to be invested in the investment options into which they were mapped on the Merger Effective Date.